Exhibit 99.1

**For Immediate Release**

For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc.

Reports First Quarter Net Income of $2.2 Million or $0.16 per Diluted Share

Renton, Washington – April 23, 2015 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended March 31, 2015, of $2.2 million, or $0.16 per diluted share, compared to net income of $2.9 million, or $0.20 per diluted share for the quarter ended December 31, 2014, and net income of $2.6 million, or $0.17 per diluted share for the first quarter in 2014.

The primary reason for the decline in net income in the current quarter as compared to the quarter ended December 31, 2014, and the same quarter last year, relates to significant variances in the recapture of the provision for loan losses. Specifically, the Company recognized a $100,000 recapture of provision for loan losses in the quarter ended March 31, 2015, compared to a $1.2 million recapture in the quarter ended December 31, 2014, and a $500,000 recapture in the quarter ended March 31, 2014. The large recapture in the quarter ended December 31, 2014, was directly related to two events, each of which significantly reduced the general reserve requirement in the Company’s Allowance for Loan and Lease Losses (“ALLL”) calculation. Specifically, the Company received payment in full on a $5.0 million loan that was internally classified as “special mention” and a $12.3 million loan was upgraded during the quarter as a result of an improvement in the borrower’s risk profile.

 “I continue to be pleased with the reduction in the Company’s nonperforming assets and with the progress being made to build a foundation for our future,” stated Joseph W. Kiley III, President and Chief Executive Officer. “Our employees are working diligently on our core data processor project, with conversion scheduled to occur in August of this year. This change will significantly enhance our ability to utilize technological advancements and will provide us a better platform for growth along with an ability to offer more efficient banking services to our customers. We intend to capitalize on this improved technology as we open a new branch office later this year. In that regard, we received regulatory approval to open a branch office in Mill Creek, Washington, which is located in the southern portion of Snohomish County. We remain focused on our efficiency measures and this new branch office will be smaller than traditional bank offices, utilizing technology alternatives in an effort to manage our expenses in the manner our shareholders have become accustomed to expect. We hired bankers with experience in this market to manage the office and we’re excited about this expansion of our footprint to complement the Bank’s historical success in the Renton and greater King County market,” continued Kiley.

“While many employees are necessarily focused on our core data processor conversion project, we continue our efforts to grow our loan portfolio and improve our liability mix. At March 31, 2015, net loans receivable were $669 million, a $4.8 million increase for the quarter. In addition, at March 31, 2015, the total amounts of unfunded construction loans (also known as loans in process or “LIP” balances) increased to $28.8 million, indicating net loans receivable may increase in the future as these construction projects progress and funds are disbursed. On the liability side of the balance sheet, total deposits increased to $631 million at March 31, 2015, compared to $614 million at December 31, 2014, including a $5.4 million increase in noninterest-bearing deposits,” concluded Kiley.

Highlights for the quarter ended March 31, 2015:

•
Share repurchases totaled 268,300 shares during the quarter, at an average price of $12.00 per share, bringing the total shares repurchased under the current plan to 595,412 shares at an average price of $11.67 per share.

•	The Company’s book value per share at March 31, 2015, increased to $12.10 from $11.96 at December 31, 2014, and $11.42 at March 31, 2014.

•
The Bank’s Tier 1 leverage and total risk-based capital ratios at March 31, 2015, were 11.64% and 18.59%, respectively, compared to 11.79% and 19.56% at December 31, 2014, and 18.61% and 28.24%, at March 31, 2014. The change from the March 31, 2014, level was primarily a result of $70 million in dividends paid by the Bank to the Company in 2014.

Based on management’s evaluation of the adequacy of the ALLL, there was a $100,000 recapture of provision for loan losses for the first quarter of 2015. The following items contributed to this recapture during the quarter ended March 31, 2015:
•	The Bank received recoveries of amounts previously charged off totaling $457,000 during the quarter, contributing to the Company’s ALLL balances.

•	Delinquent loans (loans over 30 days past due) remained low at $3.6 million at March 31, 2015, compared to $4.4 million at December 31, 2014, and $3.0 million at March 31, 2014.

•
Nonperforming loans remained low at $2.7 million at March 31, 2015, compared to $1.3 million at December 31, 2014, and $2.5 million at March 31, 2014. The increase in the most recent quarter was primarily due to one loan with a balance of $1.7 million becoming nonaccrual.

•	Nonperforming loans as a percentage of total loans remained low at 0.39% at March 31, 2015, compared to 0.20% at December 31, 2014, and 0.37% at March 31, 2014.

The ALLL represented 392.7% of nonperforming loans and 1.54% of net loans receivable at March 31, 2015, compared to 783.5% and 1.55%, respectively, at December 31, 2014, and 477.2% and 1.76% respectively at March 31, 2014.

Nonperforming assets decreased to $8.3 million at March 31, 2015, compared to $10.6 million at December 31, 2014, and $14.1 million at March 31, 2014. During the quarter ended March 31, 2015, one commercial real estate property in our Other Real Estate Owned (“OREO”) portfolio with a balance of $3.6 million was sold, substantially contributing to the decline in the Company’s nonperforming assets.

The following table presents a breakdown of our nonperforming assets:

	March 31,	December 31,	March 31,	Three Month	One Year
	2015	2014	2014	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$494	$830	$1,600	$(336)	$(1,106)
Multifamily	1,683	-	228	1,683	1,455
Commercial real estate	425	434	706	(9)	(281)
Consumer	74	75	-	(1)	74
Total nonperforming loans	$2,676	$1,339	$2,534	$1,337	$142

OREO	5,575	9,283	11,609	(3,708)	(6,034)

Total nonperforming assets (1)	$8,251	$10,622	$14,143	$(2,371)	$(5,892)

Nonperforming assets as a
percent of total assets	0.86%	1.13%	1.57%

(1) The difference between the nonperforming assets reported above, and the totals reported by other industry sources as our nonperforming assets, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although all of our TDRs are performing in accordance with their restructured payment terms at March 31, 2015.

The following table presents a breakdown of our OREO by county and property type at March 31, 2015:

	County				Total	Number	Percent of
	King	Pierce	Kitsap	All Other	OREO	of Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$141	$146	$-	$-	$287	2	5.2%
Commercial real estate (1)	-	3,253	755	877	4,885	10	87.6
Construction/land development	-	200	-	203	403	2	7.2

Total OREO	$141	$3,599	$755	$1,080	$5,575	14	100.0%

(1) Of the 10 commercial real estate properties that are OREO, seven are office/retail buildings and three are undeveloped lots.

OREO decreased to $5.6 million at March 31, 2015, compared to $9.3 million at December 31, 2014, and $11.6 million at March 31, 2014, as sales and write-downs of OREO exceeded transfers of properties into OREO during the quarter and the preceding 12 months. As discussed above, during the quarter we sold one commercial real estate property with a balance of $3.6 million at the time of the sale. This sale was the primary factor relating to the $529,000 gain on sale of OREO during the quarter ended March 31, 2015. We continue to actively market our OREO properties in an effort to minimize their holding costs.

The following table presents a breakdown of our TDRs:
	March 31, 2015	December 31, 2014	March 31, 2014	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$-	$-	$469	$-	$(469)
Total nonperforming TDRs	$-	$-	$469	$-	$(469)

Performing TDRs:
One-to-four family residential	40,943	42,908	45,762	(1,965)	(4,819)
Multifamily	2,163	2,172	2,201	(9)	(38)
Commercial real estate	8,241	9,118	12,066	(877)	(3,825)
Consumer	43	43	43	-	-
Total performing TDRs	$51,390	$54,241	$60,072	$(2,851)	$(8,682)

Total TDRs	$51,390	$54,241	$60,541	$(2,851)	$(9,151)

% TDRs classified as performing	100.0%	100.0%	99.2%

During the first quarter of 2015, TDRs decreased to $51.4 million, compared to $54.2 million at December 31, 2014, and $60.5 million at March 31, 2014. In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure their loan so the customer can continue to make payments while minimizing the potential loss to the Bank. At March 31, 2015, all of the Company’s TDRs were performing in accordance with their repayment terms.

Net interest income for the first quarter of 2015 declined to $7.5 million, compared to $8.0 million in the fourth quarter of 2014, and $8.1 million in the first quarter of 2014. This decrease was largely due to a lower average balance of loans receivable and a decline in the yield on our loan portfolio. In addition, during 2014 a significant amount of our longer term, relatively high interest rate certificates of deposit matured and re-priced, providing the Bank with a benefit to its net interest income. However, the vast majority of those higher interest rate deposits have now re-priced to current market rates and a similarly sized benefit is not expected in 2015.

Interest income for the first quarter of 2015 decreased to $9.2 million, compared to $9.6 million in the quarter ended December 31, 2014, and $9.7 million in the quarter ended March 31, 2014. This decline was due in large part to repayments received on higher yielding loans over the past two quarters, resulting in a decline in the Company’s average balances of loans and a decline in our loan portfolio yield. The decline in average loan yields reflects a trend that we believe is likely to continue in 2015 as the Bank continues to face significant competition and pricing pressures for quality loan production in this prolonged low-interest rate environment.

Interest expense remained steady at $1.6 million for the quarter ended March 31, 2015, as well as the quarters ended December 31, 2014, and March 31, 2014, despite the 5.7% increase in interest-bearing deposits over the last year.  At March 31, 2015, brokered deposits totaled $66.1 million compared to $54.4 million at December 31, 2014, and none at March 31, 2014. These brokered deposits were obtained with maturities ranging from four to six years in an effort to help mitigate the Bank’s interest rate risk in a rising rate environment; however, this interest rate risk protection comes at a cost to current earnings as the rates paid on these longer term deposits are higher than shorter term deposit rates.

Our net interest margin declined to 3.40% for the quarter ended March 31, 2015, compared to 3.61% for the quarter ended December 31, 2014, and 3.78% in the quarter ended March 31, 2014. This decline, as discussed above, was due in large part to repayments of higher yielding loans in recent quarters and to a lesser extent the increased interest expense associated with the acquisition of longer term brokered deposits.

Noninterest income for the quarter ended March 31, 2015, totaled $91,000, compared to $156,000 in the quarter ended December 31, 2014, and $68,000 in the quarter ended March 31, 2014. The quarter ended December 31, 2014, included receipt of a $63,000 loan prepayment penalty, accounting for the majority of the higher level of noninterest income for that quarter.

Noninterest expense for the quarter ended March 31, 2015, decreased to $4.3 million from $4.8 million in the quarter ended December 31, 2014, and $4.5 million during the quarter ended March 31, 2014. The quarter-over-quarter decline was primarily attributable to a reduction in OREO related expenses that were reduced significantly and the sale of one of our larger OREO commercial real estate properties, generating a gain of $529,000 during the quarter.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank, that could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
Assets	March 31, 2015	December 31, 2014	March 31, 2014	Three Month Change	One Year Change

Cash on hand and in banks	$5,313	$5,920	$5,440	(10.3)%	(2.3)%
Interest-earning deposits	114,973	98,129	28,073	17.2	309.6
Investments available-for-sale, at fair value	118,110	120,374	139,868	(1.9)	(15.6)
Loans receivable, net of allowance of $10,508, $10,491 and $12,093, respectively	668,714	663,938	671,848	0.7	(0.5)
Premises and equipment, net	16,841	16,734	17,139	0.6	(1.7)
Federal Home Loan Bank ("FHLB") stock, at cost	6,672	6,745	6,952	(1.1)	(4.0)
Accrued interest receivable	3,106	3,265	3,509	(4.9)	(11.5)
Deferred tax assets, net	7,049	8,338	13,124	(15.5)	(46.3)
Other real estate owned ("OREO")	5,575	9,283	11,609	(39.9)	(52.0)
Other receivable	4,038	128	1	3,054.7	403,700.0
Prepaid expenses and other assets	4,613	4,143	3,916	11.3	17.8
Total assets	$955,004	$936,997	$901,479	1.9%	5.9%

Liabilities and Stockholders' Equity

Deposits
Interest-bearing deposits	$611,266	$599,773	$578,237	1.9%	5.7%
Noninterest-bearing deposits	19,738	14,354	8,810	37.5	124.0
Total Deposits	631,004	614,127	587,047	2.7	7.5
Advances from the FHLB	135,500	135,500	119,000	-	13.9
Advance payments from borrowers for taxes and insurance	3,075	1,707	3,722	80.1	(17.4)
Accrued interest payable	151	142	91	6.3	65.9
Other liabilities	4,452	4,109	3,791	8.3	17.4
Total liabilities	$774,182	$755,585	$713,651	2.5%	8.5%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized
10,000,000 shares; no shares issued or outstanding	$-	$-	$-	-%	-%
Common stock, $0.01 par value; authorized
90,000,000 shares; issued and outstanding 14,949,081 shares at March 31, 2015;15,167,381 shares at December 31, 2014; and 16,454,139 shares at March 31, 2014	150	151	165	(0.7)	(9.1)
Additional paid-in capital	150,826	153,395	167,568	(1.7)	(10.0)
Retained earnings, substantially restricted	38,355	36,969	31,098	3.7	23.3
Accumulated other comprehensive loss, net of tax	(45)	(357)	(1,410)	(87.4)	(96.8)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(8,464)	(8,746)	(9,593)	(3.2)	(11.8)
Total stockholders' equity	$180,822	$181,412	$187,828	(0.3)%	(3.7)%
Total liabilities and stockholders' equity	$955,004	$936,997	$901,479	1.9%	5.9%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014	Three Month Change	One Year Change
Interest income
Loans, including fees	$8,576	$9,010	$9,026	(4.8)%	(5.0)%
Investments available-for-sale	512	544	604	(5.9)	(15.2)
Interest-earning deposits with banks	64	50	20	28.0	220.0
Dividends on FHLB Stock	2	2	2	-	-
Total interest income	$9,154	$9,606	$9,652	(4.7)	(5.2)
Interest expense
Deposits	1,314	1,285	1,347	2.3	(2.4)
FHLB advances	318	324	251	(1.9)	26.7
Total interest expense	$1,632	$1,609	$1,598	1.4	2.1
Net interest income	7,522	7,997	8,054	(5.9)	(6.6)
Recapture of provision for loan losses	(100)	(1,200)	(500)	(91.7)	(80.0)
Net interest income after recapture of provision for loan losses	7,622	9,197	8,554	(17.1)	(10.9)

Noninterest income
Other	91	156	68	(41.7)	33.8
Total noninterest income	$91	$156	$68	(41.7)	33.8

Noninterest expense
Salaries and employee benefits	3,414	3,294	2,885	3.6	18.3
Occupancy and equipment	338	345	351	(2.0)	(3.7)
Professional fees	354	332	357	6.6	(0.8)
Data processing	160	196	173	(18.4)	(7.5)
(Gain) loss on sale of OREO property, net	(529)	(6)	71	8,716.7	(845.1)
OREO market value adjustments	50	45	196	11.1	(74.5)
OREO expenses (reimbursements), net	(48)	2	61	(2,500.0)	(178.7)
Regulatory assessments	116	112	78	3.6	48.7
Insurance and bond premiums	92	96	103	(4.2)	(10.7)
Marketing	33	20	25	65.0	32.0
Other general and administrative	310	333	224	(6.9)	38.4
Total noninterest expense	$4,290	$4,769	$4,524	(10.0)	(5.2)
Income before federal income tax provision	3,423	4,584	4,098	(25.3)	(16.5)
Federal income tax provision	1,194	1,644	1,453	(27.4)	(17.8)
Net income	$2,229	$2,940	$2,645	(24.2)%	(15.7)%

Basic earnings per share	$0.16	$0.20	$0.17
Diluted earnings per share	$0.16	$0.20	$0.17
Weighted average number of common shares outstanding	14,036,959	14,287,939	15,252,445
Weighted average number of diluted shares outstanding	14,199,715	14,421,592	15,357,120

The following table presents a breakdown of our loan portfolio (unaudited):

	March 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$158,541	22.3%	$161,013	22.9%
Permanent non-owner occupied	106,809	15.0	112,180	15.9
Construction non-owner occupied	500	0.1	500	0.1
	$265,850	37.4%	$273,693	38.9%

Multifamily:
Permanent	117,359	16.5	116,014	16.5
Construction	4,450	0.6	4,450	0.6
	$121,809	17.1%	$120,464	17.1%
Commercial real estate:
Permanent	238,227	33.5	239,211	34.0
Construction	6,100	0.9	6,100	0.9
Land	5,370	0.8	2,956	0.4
	$249,697	35.2%	$248,267	35.3%
Construction/land development: (1)
One-to-four family residential	28,810	4.1	19,860	2.8
Multifamily	19,452	2.7	17,902	2.5
Commercial	4,300	0.6	4,300	0.6
Land development	8,673	1.2	8,993	1.3
	$61,235	8.6%	$51,055	7.2%

Business	5,313	0.8	3,783	0.5
Consumer	6,716	0.9	7,130	1.0
Total loans	$710,620	100.0%	$704,392	100.0%
Less:
Loans in Process ("LIP")	28,788		27,359
Deferred loan fees, net	2,610		2,604
ALLL	10,508		10,491
Loans receivable, net	$668,714		$663,938
_________________________________
(1) Excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At March 31, 2015, the Company had $6.1 million, or 2.4% of the total commercial real estate portfolio, $4.5 million, or 3.7% of the total multifamily loans and $500,000 or 0.2% of the total one-to-four family residential in these "rollover" loans. At December 31, 2014, the Company had $6.1 million, or 2.5% of the total commercial real estate portfolio, $4.5 million, or 3.7% of the total multifamily loans and $500,000 or 0.2% of the total one-to-four family residential in these "rollover" loans. At March 31, 2015 and December 31, 2014, $5.4 million and $3.0 million, respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots, when it does not intend to finance the construction, as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
	At or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.96%	1.27%	1.21%	1.05%	1.16%
Return on equity	4.94	6.73	5.98	5.08	5.67
Dividend payout ratio	37.97	24.42	26.32	31.25	29.41
Equity-to-assets ratio	18.93	19.36	19.86	20.30	20.84
Interest rate spread	3.23	3.46	3.69	3.71	3.62
Net interest margin	3.40	3.61	3.84	3.86	3.78
Average interest-earning assets to average interest-bearing liabilities	121.74	120.92	121.36	121.39	120.94
Efficiency ratio	56.35	58.49	53.63	56.88	55.70
Noninterest expense as a percent of average total assets	1.84	2.06	1.99	2.09	1.99
Book value per common share	$12.10	$11.96	$11.76	$11.60	$11.42

Capital Ratios: (1)
Tier 1 leverage ratio	11.64%	11.79%	18.98%	18.91%	18.61%
Common equity tier 1 capital ratio	17.33	n/a	n/a	n/a	n/a
Tier 1 capital ratio	17.33	18.30	27.93	28.05	26.98
Total capital ratio	18.59	19.56	29.18	29.31	28.24

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.39	0.20	0.23	0.33	0.37
Nonperforming assets as a percent of total assets	0.86	1.13	1.24	1.38	1.57
ALLL as a percent of total loans	1.54	1.55	1.67	1.73	1.76
ALLL as a percent of nonperforming loans	392.68	783.50	741.73	518.93	477.23
Net charge-offs (recoveries) to average loans receivable, net	(0.02)	-	-	0.01	0.06

Allowance for Loan Losses:
ALLL, beginning of the quarter	$10,491	$11,660	$11,951	$12,093	$12,994
Recapture of provision	(100)	(1,200)	(300)	(100)	(500)
Charge-offs	(340)	-	(9)	(80)	(553)
Recoveries	457	31	18	38	152
ALLL, end of the quarter	$10,508	$10,491	$11,660	$11,951	$12,093

Nonperforming Assets:
Nonperforming loans (2) (3)
Nonaccrual loans	$2,676	$1,339	$1,572	$1,845	$2,065
Nonaccrual TDRs	-	-	-	458	469
Total nonperforming loans	2,676	1,339	1,572	2,303	2,534
OREO	5,575	9,283	9,819	10,114	11,609
Total nonperforming assets	$8,251	$10,622	$11,391	$12,417	$14,143

Performing TDRs	$51,390	$54,241	$55,802	$56,783	$60,072

(1) Capital ratios are for First Savings Bank Northwest only. Capital ratios for the first quarter of 2015 are calculated based on new regulatory capital rules that became effective on January 1, 2015. These rules made select changes to the calculation of risk-weighted assets, revisions to regulatory capital elements and also added a new common equity tier 1 capital ratio component, among other modifications. Additionally, the new rules allow, and the Bank has made, a one-time election to permanently opt-out of the inclusion of accumulated other comprehensive income in its capital calculation.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.